CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

AXA EQUITABLE HOLDINGS, INC.

AXA Equitable Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”), does hereby certify:

FIRST:The name of the corporation is AXA Equitable Holdings, Inc.

SECOND:The Certificate of Incorporation is hereby amended by deleting Article First in its entirety and inserting the following in lieu thereof:

Article First

The name of the Corporation is Equitable Holdings, Inc.

THIRD:The amendment of the Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Section 242 of the DGCL, the Board of Directors of the Corporation having duly adopted resolutions setting forth such amendment, declaring its advisability and consenting thereto, to be effective January 13, 2020 at 5:01 p.m. Eastern Standard Time.

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IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate of Amendment on the 19th day of December, 2019.

AXA EQUITABLE HOLDINGS, INC.

By:	/s/ Mark Pearson
Name:	Mark Pearson
Title:	Chief Executive Officer